Exhibit 10.20

April 19th, 2019

Suketu Desai
[…***…]
[…***…]

Dear Suketu,

Pending the successfully completing of your background check, Scilex Pharmaceuticals, would like to offer you a position as Chief Technical Officer and Senior Vice President, Chemistry, Manufacturing and Controls, Regulatory CMC and Quality. In this position, you will report to Jaisim Shah, CEO. Should you accept our offer of employment, we would like your start date to be May 1st, 2019.

Your base pay will be $347,287.50 per annum, payable at a rate of $14,470.31 gross semi-monthly. This will be paid to you during the Company’s standard payroll cycle that pays on the 15th and last day of the month.

You will be eligible to participate in the Company’s comprehensive benefits, which includes: fifteen (15) days Paid Time Off (PTO) per annum, 10 paid holidays, a matching retirement plan (401k), life and AD&D, long-term disability, and a flexible reimbursement plan.

Medical, dental, vision insurance coverage is available the first of the month after your start date. Long-term disability coverage begins the first of the month after 90 days of service.

As an employer, Scilex requires its employees to maintain high standards of ethics and professionalism, and we specifically require the protection of proprietary information. As a condition of employment, you will be required to sign our standard employment, Proprietary Information and Inventions Agreement.

As per state law, your employment at Scilex is “at will.” This means that the terms and conditions of employment may be changed by you or Scilex, with or without cause and with or without notice, including but not limited to, promotion, transfer, compensation, benefits, duties and location of work, demotion or termination. Any modifications to this “at-will” term of your employment must be in writing and signed by you and by the President of Scilex.

Any and all representations made by Scilex are contained in this offer. No other oral representations are binding on the company. All compensation indicated in this letter is subject to continued employment. This offer constitutes our complete offer package to recognize your new responsibilities and is revocable at any time.

We are all really looking forward to you joining Scilex. The position represents an excellent opportunity for you, and we feel you have the drive, knowledge and ability to perform as challenged.

As a formality, please sign and return the original or scanned copy of this letter within seven (7) days to Michelle Ortega indicating your acceptance of the position offered and retain a copy for your records.

Sincerely,

/s/ Jaisim Shah

Jaisim Shah
Chief Executive Officer

4955 Directors Place, San Diego, CA 92121 | PH: 949-441-2270 | www.scllexpharma.com

By signing below, I accept this offer of employment.

/s/ Suketu Desai	04/29/2019
Signature	Date

4955 Directors Place, San Diego, CA 92121 | PH: 949-441-2270 | www.scllexpharma.com